GRAYSCALE FUNDS TRUST 485BPOS

Exhibits 99.(d)(ii)

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

Dated July 10, 2024, between

GRAYSCALE FUNDS TRUST

and

GRAYSCALE ADVISORS, LLC

as amended and restated April 25, 2025

Fund	Rate	Effective Date
Grayscale Privacy ETF	0.59%	October 24, 2024
Grayscale Bitcoin Miners ETF	0.59%	January 27, 2025
Grayscale Bitcoin Covered Call ETF	0.65%	March 31, 2025
Grayscale Bitcoin Premium Income ETF	0.65%	March 31, 2025
Grayscale Bitcoin Adopters	0.59%	April 23, 2025
Grayscale Ethereum Covered Call ETF	0.65%	April 25, 2025
Grayscale Ethereum Premium Income ETF	0.65%	April 25, 2025